PROSPECTUS ADDENDUM Dated November 2, 2018 Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-225551

PROSPECTUS ADDENDUM (to Prospectus Supplements dated as of various dates and Prospectus dated April 29, 2016)

UBS AG Debt Securities and Warrants

The initial offering of your debt securities that are part of a series entitled “Medium Term Notes, Series B” or warrants that are part of a series entitled “Universal Warrants” (each, “securities”) took place on the date set forth in the applicable prospectus supplement, final terms supplement or pricing supplement relating to your securities (each, the “applicable supplement”) each of which supplements and forms part of the offering documents relating to your securities. UBS AG delivered the applicable supplement as part of the offering documents which incorporated a “base” prospectus dated on or before April 29, 2016 (in each case, a “prior base prospectus”) and may have incorporated a product supplement dated on or before June 10, 2018 (in each case, a “prior product supplement”).

UBS AG has now prepared a new “base” prospectus dated October 31, 2018 (the “new base prospectus”) and a new product supplement dated October 31, 2018 (the “new product supplement”). The new base prospectus replaces the prior base prospectuses and the new product supplement replaces the prior product supplements.

Because the terms of your securities otherwise have remained the same, UBS AG is continuing to use the applicable supplement. As a result, you should read the applicable supplement which gives the specific terms of your securities, together with the new base prospectus and new product supplement. When you read these documents, please note that all references in the applicable supplement to a prior base prospectus or a prior product supplement or to any sections of such document, should refer instead to the new base prospectus, new product supplement or to the corresponding section of such new document. In addition, please note that instead of using the website links to a prior base prospectus or prior product supplement in the applicable supplement relating to your securities, you should use the following website links to access the new base prospectus and the new product supplement:

New base prospectus:

http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm

New product supplement:

http://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm

In addition, please disregard the table of contents for any prior base prospectus or prior product supplement that is provided in the applicable supplement for your securities. A table of contents for each of the new base prospectus and new product supplement is provided on page i of the new base prospectus and new product supplement.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the applicable supplement, the new base prospectus and the new product supplement, in connection with offers and sales of the securities in market-making transactions. Please see “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” in the applicable supplement for your securities and “Plan of Distribution” in the new base prospectus and new product supplement.

UBS Investment Bank	UBS Securities LLC
Prospectus Addendum dated November 2, 2018